UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

ISS AND GLASS LEWIS ANNOUNCE SUPPORT FOR HEXCEL NOMINEES FOR
BOARD OF DIRECTORS

Recommendations Build On Support of PROXY Governance

STAMFORD, CT. April 28, 2008 – Hexcel Corporation (NYSE: HXL), today announced that Hexcel’s slate of highly qualified directors has now received the support of two additional independent proxy and voting advisory firms.  Each of RiskMetrics Group – ISS Governance Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) recommend that Hexcel shareholders vote the Gold proxy “FOR” Hexcel’s slate of directors and not vote for the dissident directors nominated by Oscar S. Schafer & Partners II LP (“OSS”).  These recommendations follow Hexcel’s recent announcement of a similar recommendation by PROXY Governance, another independent proxy and voting advisory firm, that shareholders vote the Gold proxy “FOR” Hexcel’s slate of directors.

In its M&A Edge Analysis report dated April 25, 2008, ISS concluded:

“After evaluating Hexcel’s shareholder return and operational performance, its strategic track record and its corporate governance profile, we conclude the dissident has not met its burden of proving that board change is warranted… In addition, here the dissidents do not have a proven track record of creating shareholder value."

In its report dated April 25, 2008, Glass Lewis concluded:

“… we do not believe the installation of the Dissident nominees is necessary at this time.  In our view, the Dissident’s concerns regarding the Company’s margins do not warrant significant shareholder concern.  We note that management’s strategy has yielded an increase in the Company’s stock price of approximately 495.4% during the five year period prior to the Dissident’s initial filing, and an annualized one year total return of approximately 13.7% (taken over the past three years).  Overall, we see no reason to believe that the election of the Dissident nominees would provide more meaningful returns to shareholders than management’s current strategy.”

David Berges, Chairman of the Board of Hexcel Corporation, said, “We are very pleased that each of ISS, Glass Lewis, and PROXY Governance, three independent and highly respected proxy advisory firms, recognize the superiority of Hexcel’s slate of highly qualified nominees for the Board following their careful review of the facts.  We highly value the opinion of each of these firms, and remind our shareholders that it is very important that they send in their proxies.  We continue to ask all Hexcel shareholders to vote for the Hexcel nominees and prevent OSS from placing their hand-picked, dissident directors on our Board.”

Hexcel strongly encourages shareholders to sign, date, and return the GOLD proxy card and vote FOR Joel Beckman, Lynn Brubaker and David Hurley.  Shareholders who have questions, or need assistance in voting their shares, should call Hexcel’s proxy solicitor, Morrow & Co., LLC at 1-800-607-0088.

NOTE: Permission to use quotations from the ISS and Glass Lewis reports was neither sought nor obtained.

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About Hexcel Corporation

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

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Contact Information
Investors:	Media:
Wayne Pensky	Michael Bacal
(203) 352-6839	(203) 352 - 6826
wayne.pensky@hexcel.com	michael.bacal@hexcel.com